Exhibit 23.01









INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Amendment No. 1 to Registration Statement Nos. 333-23175 and 033-61139 of Adelphia Communications Corporation on Form S-3 of our report dated June 11, 1997 for Adelphia Communications Corporation and subsidiaries, appearing in this Annual Report on Form 10-K of Adelphia Communications Corporation for the year ended March 31, 1997. We also consent to the incorporation by reference in Amendment No. 1 to Registration Statement Nos. 333-23175 and 033-61139 of Adelphia Communications Corporation on Form S-3 of our report dated March 26, 1997 for Olympus Communications, L.P. and subsidiaires, contained in Amendment No. 2 to Registration Statement No. 333-19327 of Olympus Communications, L.P. and Olympus Capital Corporation on Form S-4.



DELOITTE & TOUCHE LLP


Pittsburgh, Pennsylvania
June 19, 1997


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